EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following documents of our reports dated April 18, 2005, relating to the consolidated financial statements and financial statement schedule of Big Lots, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 2) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Big Lots, Inc. for the year ended January 29, 2005.

1.	Post-Effective Amendment No. 1 to Registration Statement No. 33-42502 on Form S-8 pertaining to Big Lots, Inc. Director Stock Option Plan;

2.	Post-Effective Amendment No. 1 to Registration Statement No. 33-42692 on Form S-8 pertaining to Big Lots, Inc. Supplemental Savings Plan;

3.	Post-Effective Amendment No. 3 to Registration Statement No. 33-6086 on Form S-8 pertaining to Big Lots, Inc. Executive Stock Option and Stock Appreciation Rights Plan;

4.	Post-Effective Amendment No. 2 to Registration Statement No. 33-19309 on Form S-8 pertaining to Big Lots, Inc. Savings Plan;

5.	Post-Effective Amendment No. 1 to Registration Statement No. 333-32063 on Form S-8 pertaining to Big Lots, Inc. 1996 Performance Incentive Plan; and

6.	Registration Statement No. 333-41143 on Form S-4 pertaining to the issuance of Big Lots, Inc. Common Shares.

DELOITTE & TOUCHE LLP

Dayton, Ohio
April 18, 2005